Exhibit 99.3

BUSINESS

Our Business

   We provide a broad range of outsourced hosting and managed application services for middle-market organizations, which include mid-sized companies, divisions of large multi-national companies and government agencies. Our service offerings allow our customers to outsource the hosting and management of their information technology infrastructure and applications, such as commerce systems, enterprise software applications and e-mail. We offer services that are designed to focus on the needs of middle-market organizations, where we believe the need for outsourcing is most acute. We believe that by using our services, our customers are able to focus on, and apply resources to, their core business operations by avoiding the significant ongoing investments required to replicate our infrastructure, performance, reliability and expertise. Our services include:

Managed Application Services (A-Services)	Application Hosting Application Management Application Development
Managed Infrastructure Services (I-Services)	Content and Electronic Software Distribution Colocation Bandwidth Security Disaster Recovery
Managed Messaging Services (M-Services)	Managed Messaging

   Our service offerings are enhanced by our proprietary Collaborative Application Management, or CAM, platform. Our CAM platform enables us to work with our customers’ information technology teams, systems integrators and other third parties to provide seamless operation of outsourced applications and infrastructure and convenient access to information through the platform’s user interface.

   We currently operate 14 data centers in the United States and one data center in the United Kingdom. We believe that our data centers and infrastructure have the capacity necessary to expand our business for the foreseeable future. Our services combine our developed infrastructure with established processes and procedures for delivering hosting and application management services. Our high availability infrastructure, high performance monitoring systems, and proactive and collaborative problem resolution and change management processes are designed to identify and address potentially crippling problems before they are able to disrupt our customers’ operations.

   We currently service approximately 900 customers, including approximately 75 customers through our sales channel relationships. Our customers typically enter into service agreements for a term of one to three years with monthly payment installments, providing us with a base of recurring revenue.

   In September 2002, ClearBlue Technologies, Inc., or CBT, acquired all of our equity and debt interests then held by CMGI, Inc. and Hewlett-Packard Financial Services Company, thus becoming our majority stockholder. We have since successfully grown our revenues, service offerings and customer base through a number of acquisitions, including:

•	In December 2002, we acquired all of the issued and outstanding stock of ClearBlue Technologies Management, Inc., or CBTM, a subsidiary of CBT which previously had acquired assets from the bankrupt estate of AppliedTheory Corporation related to application management and application hosting services. This acquisition added application management and development capabilities to our Managed Application Services.

•	In February 2003, we acquired Avasta, Inc., a provider of application management services, adding capabilities to our Managed Application Services.

•	In April 2003, we acquired Conxion Corporation, a provider of application hosting, content and electronic software distribution and security services. This acquisition added key services to our Managed Application Services and Managed Infrastructure Services.

•	In May 2003, we acquired assets of Interliant, Inc. related to managed messaging, application hosting and application development services. This acquisition formed the core of our Managed Messaging Services.

•	In August 2003, we acquired assets of CBT related to colocation, bandwidth, security and disaster recovery services, enhancing our Managed Infrastructure Services. Specifically, we acquired all of the outstanding shares of six wholly-owned subsidiaries of CBT with data centers located in Chicago, Illinois; Las Vegas, Nevada; Los Angeles, California; Milwaukee, Wisconsin; Oakbrook, Illinois; and Vienna, Virginia and assumed the revenue and expense of four additional wholly-owned subsidiaries of CBT with data centers located in Dallas, Texas; New York, New York; San Francisco, California; and Santa Clara, California. Ownership of these additional subsidiaries will automatically be transferred, under certain conditions, to us for no additional consideration in February 2004.

We believe that these transactions demonstrate our disciplined acquisition strategy and effective integration expertise.

Our Industry

   The dramatic growth in Internet usage and the enhanced functionality, accessibility and security of Internet-enabled applications have made the Internet increasingly attractive as a medium for conducting business. Many businesses are deploying Internet-enabled information technology infrastructure and applications to enhance their core business operations, increase efficiency across their organization and remain competitive. Internet-enabled information technology infrastructure and applications extend beyond Web sites and e-commerce platforms and encompass core enterprise software such as financial, email, enterprise resource planning, supply chain management and customer relationship management applications. Organizations have become increasingly dependent on these applications and they have evolved into important components of their business strategies.

   As enterprises seek to remain competitive and improve profitability, we believe they will continue to implement increasingly sophisticated Internet-enabled applications. Some of the potential benefits of these applications include the ability to:

•	increase operating efficiencies and reduce costs;

•	build and enhance customer relationships by providing Internet-enabled customer service and technical support;

•	manage vendor and supplier relationships through Internet-enabled technologies such as online training and e-commerce enablement; and

•	communicate and conduct business more rapidly and cost-effectively with customers, suppliers and employees worldwide.

   These benefits have driven increased utilization of Internet-enabled information technology infrastructure and applications which in turn has created a strong demand for specialized information technology support and applications expertise. An increasing number of businesses are choosing to outsource the hosting and management of these applications. Gartner estimates that the mid-sized business market, defined as companies with 100 to 999 employees, for outsourced information technology management will grow from approximately $12.6 billion to approximately $15.7 billion by 2006.

   The trend towards outsourced hosting and management of information technology infrastructure and applications by middle-market organizations is driven by a number of factors, including:

•	developments by major hardware and software vendors that facilitate outsourcing;

•	the need to improve the reliability, availability and overall performance of Internet-enabled applications as they increase in importance and complexity;

•	the need to focus on core business operations;

•	challenges and costs of hiring, training and retaining application engineers and information technology employees with the requisite range of information technology expertise; and

•	increasing complexity of managing the operations of Internet-enabled applications.

   Independent market research firms indicate that the markets for our services are large and expected to grow rapidly over the next few years:

•	According to Gartner, the North American Web-hosting market will grow from $5.8 billion in 2002 to $20.0 billion by 2007. Gartner further estimates that managed services accounted for 72% of the market in 2002, and will grow to account for 85% of the market by 2007.

•	Gartner also estimates that the North American content distribution network and software delivery services market will grow from $173 million in 2002 to $814 million by 2007.

•	According to The Radicati Group, the hosted and managed business email market will grow from approximately $2.3 billion in 2003 to approximately $3.1 billion in 2007. The Radicati Group further estimates that approximately 64% of the 581 million actively used email accounts worldwide are hosted accounts.

   Notwithstanding increasing demand for these services, we believe the number of providers of outsourced application hosting and management services has decreased over the past three years, primarily as a result of industry consolidation and bankruptcies. We believe this consolidation trend will continue and will benefit a small number of service providers that have the resources and infrastructure to cost effectively provide the scalability, performance, reliability and business continuity that customers expect.

Our Strategy

   Our goal is to become the leading provider of outsourced managed hosting and managed application services for middle-market organizations. Key elements of our strategy are to:

   Grow Through Disciplined Acquisitions. We intend to derive much of our future growth through acquisitions of technologies, products and companies that enhance our services portfolio and strengthen our position in our target markets. By utilizing our expertise in acquiring and effectively integrating complementary companies, we can eliminate duplicative operations, reduce costs and improve our operating margins. We will acquire companies that provide valuable technical capabilities and entry into target markets, and allow us to maximize our existing technical and physical infrastructure.

   Deepen Existing Customer Relationships and Expand Our Customer Base. Most of our customers currently utilize only one of our service offerings. We plan to further penetrate our existing customer base with minimal additional costs by cross-selling our broad suite of services. We also plan to increase our customer base through direct sales and by expanding our channel relationships with key systems integrators and independent software vendors. For systems integrators, our flexibility and cost-effectiveness bolster their application development and management service. For independent software vendors, we provide the ability to offer their software as a managed service.

   Improve Operating Margins Through Efficiencies. We have made significant improvements to our overall cost structure during the last twelve months. We intend to continue to improve operating margins as we improve the efficiency of our operations. As we grow, we will leverage our infrastructure capacity, our CAM platform and our automated processes. Due to the fixed cost nature of our infrastructure, increased customer revenue results in incremental improvements in our operating margins. We will also continue to expand the breadth and sophistication of our automated processes.

   Emphasize and Invest in New High-Growth Service Areas. We plan to target emerging high growth service areas and increase the number of value-add services we provide to our customers. These services include outsourced business processes such as electronic software distribution and message archiving, as well as offering third-party enterprise software applications. As organizations become increasingly dependent on complex applications to run their businesses, we intend to provide technological innovation that will allow us to become an increasingly valuable provider to our customers.

Our Services

   We offer our customers a broad range of managed application, infrastructure and messaging services that can be deployed quickly and cost effectively. Our focus on the management of computing infrastructure allows us to meet an expanding set of needs as our customers’ applications become more complex. Our experience and capabilities save our customers the time and cost of developing expertise in-house and we increasingly serve as the sole manager of our customers’ outsourced applications.

   All of our service offerings can be configured to meet our customers’ particular needs. Our proprietary CAM platform enables us to offer valuable flexibility without the significant costs associated with traditional customization.

   Our services include:

Managed Application Services (A-Services)

   Application Hosting Services — We provide fully managed application hosting services. We manage data centers, Internet connectivity, servers and networking, security (including firewalls, virtual private networks and intrusion detection), storage, load balancers, database clusters, operating systems, and Web and application servers.

   Application Management Services — We provide application management services for leading databases and complex software such as financial, enterprise resource planning, supply chain management and customer relationship management applications from software providers including JD Edwards, Oracle and Siebel. Application management services are available in one of our data centers or via remote management on a customer’s premises.

   Application Development Services — We customize back-end and user interface designs to enable the customer to share Web-based information. Our development systems and software tools allow our customers to update and access the back-end systems that control and populate the data that updates their Web sites.

Managed Infrastructure Services (I-Services)

   Content and Electronic Software Distribution Services — Our content and electronic software distribution services allow customers to accelerate the distribution of Internet-based data to users while reducing costs typically associated with this function. Currently, our two primary areas of focus within this business are our caching and acceleration services and our electronic software distribution services.

•	Our caching and acceleration services are specifically designed to bring Web content, both static and dynamic, closer to the end user, which results in a decrease in overall bandwidth usage for the customer as well as an increase in overall performance regardless of the user’s access method or connection.

•	Our electronic software distribution services allow software manufacturers to securely and reliably distribute patches, updates, and even large new versions of their software products to their user base. This service decreases their software distribution costs and increases their ability to distribute updates quickly and accurately to their user base by permitting them to largely bypass traditional distribution processes which include physical media creation, packaging and shipping.

   Colocation Services — Our data centers provide our colocation customers with a secure place to gain rapid access to the Internet, without having to build their own physical infrastructure. Our data centers include multiple levels of security with camera surveillance, redundant uninterruptible power supply, heating, ventilation and air conditioning, monitored customer access 24 hours a day, seven days a week, and advanced fire suppression.

   Bandwidth Services — Our data centers are carrier-neutral facilities, providing connectivity via a wide range of network providers, and therefore offering redundant Internet access and competitive bandwidth pricing.

   Security Services — We offer industry standard security services, including managed firewalls, intrusion detection, denial of service attack prevention and exposure analysis. For our security services, we utilize software and hardware from vendors including Netscreen, Checkpoint and Cisco.

   Disaster Recovery Services — Features of our disaster recovery program include back-up equipment, redundant data centers for physical separation, tape back-up and off-site archiving, storage on-demand, load balancing, fully replicated data content, remote access, and professional consulting services.

Managed Messaging Services (M-Services)

   Our M-Services include the monitoring and management of messaging applications, such as Microsoft Exchange and Lotus Domino, allowing customers to outsource their critical messaging applications. Customers can host their applications in one of our data centers or keep their servers in their own facility, which we monitor and manage remotely. In addition, our customers can choose to utilize dedicated servers or shared servers. We provide expert services to assist our customers with the migration from legacy or proprietary messaging systems to Microsoft Exchange or Lotus Domino. We also have expertise to customize messaging and collaborative applications for our customers. We offer user provisioning, spam filtering, virus protection and enhanced monitoring and reporting.

   We are developing managed messaging services focused on allowing our customers to outsource other workplace communication applications, including online collaboration, business-class instant messaging, shared desktop and other solutions.

Collaborative Application Management (CAM) Platform

   Our proprietary CAM platform is a critical element of each of our service offerings. Our CAM platform allows us to work with our customers’ information technology teams, systems integrators and other third parties to provide our services to customers. Our CAM platform and its user interface help ensure full transparency to the customer and seamless operation of outsourced applications and infrastructure, including: (1) hardware, operating system, database and application monitoring; (2) event management; (3) problem resolution management; and (4) integrated change and configuration management tools. Our CAM platform includes:

   Event Detection System — Our proprietary technology allows our operations personnel to efficiently process alerts across heterogeneous computing environments. This system collects and aggregates data from all of the relevant systems management software packages utilized by an information technology organization.

   Synthetic Transaction Monitoring — Our proprietary synthetic transaction methods emulate the end-user experience and monitor for application latency or malfunctions that affect user productivity.

   Automated Remediation — Our CAM platform allows us to proactively monitor, identify and fix common problems associated with the applications we manage on behalf of our customers. These automated fixes help ensure availability and reliability by remediating known issues in real time, and keeping applications up and running while underlying problems or potential problems are diagnosed.

   Component Information Manager — This central repository provides a unified view of disparate network, database, application and hardware information.

   Escalation Manager — This workflow automation technology allows us to streamline routine tasks and escalate critical issues in a fraction of the time that manual procedures require. Escalation manager initiates specific orders and tasks based on pre-defined conditions, ensuring clear, consistent communications with our customers.

Our Infrastructure

   Our infrastructure has been designed specifically to meet the demanding technical requirements of providing our broad suite of services to our target customer base. We provide our services across Windows, Unix and Linux platforms in secure and redundant environments. We believe our infrastructure, together with our trained and experienced staff, enable us to offer market-leading levels of service backed by high service level guarantees.

   Network Operations Centers — We monitor the operations of our infrastructure and customer applications from our own state-of-the-art network operations centers. Network and system management and monitoring tools continuously monitor our network and server performance. Our network operations center performs first-level problem identification, validation and resolution. Our primary network operations center in Andover, Massachusetts is staffed 24 hours a day, seven days a week with network, security, Windows, Unix and Linux personnel. We have technical support personnel located in our facilities in San Jose, California; Syracuse, New York; and Houston, Texas, who provide initial and escalated support, 24 hours a day, seven days a week for our customers. The design of our service delivery organization allows engineers and support personnel to be promptly alerted to problems, and we have established procedures for rapidly resolving any technical issues that arise.

   Data Centers — We currently have 14 data centers located in the United States and one data center located in the United Kingdom. Our data centers incorporate technically sophisticated components which are designed to be fault-tolerant. The components used in our data centers include redundant core routers, redundant core switching hubs and secure virtual local area networks. We utilize the equipment and tools necessary for our data center operations, including our infrastructure hardware, networking and software products, from industry leaders such as BMC, Cisco, Dell, EMC, Hewlett-Packard, Microsoft, Oracle and Sun Microsystems.

   Internet Connectivity — We have redundant high-capacity Internet connections to Level 3, Internap, WilTel and XO Communications. We have deployed direct private transit and peering Internet connections to utilize the provider’s peering capabilities and to enhance routes via their networks to improve global performance. Our private transit system enables us to provide fast, reliable access for our customers’ information technology infrastructure and applications.

Sales and Marketing

   Direct Sales — Our direct sales professionals are organized geographically into groups located in Massachusetts, New York, California, Virginia and the United Kingdom. Our sales teams meet with customers to understand and identify their individual business requirements, then translate those requirements into tailored services. Our sales teams are also supported by customer relationship managers who are assigned to specific accounts in order to identify and take advantage of cross-selling opportunities. To date, most of our sales have been realized through our direct sales force.

   Channel Relationships — We also sell our services through third parties, including IBM, Progress Software, SingTel and Accenture. For systems integrators, our flexibility and cost-effectiveness bolsters their application development and management services. For independent software vendors, we provide the opportunity to offer their software as a managed service.

   Marketing — Our marketing organization is responsible for defining our overall market strategy. We focus on identifying key market opportunities and customer segments which will best match our service portfolio and creating marketing programs which target those segments. We are actively building general awareness of our company and our strategy through public relations, marketing communications and product marketing. The marketing organization supports direct sales.

Customers

   Our customers include mid-sized companies, divisions of large multi-national companies and government agencies. Our customers operate in a wide variety of industries, such as technology, manufacturing, retail, business services and government agencies.

   We increased our customer base to approximately 700 customers as of July 31, 2003 from 145 customers as of July 31, 2002, principally through acquisitions, an increase in our product offering portfolio and increased market demand. We currently have approximately 900 customers, including approximately 75 customers through our sales channel relationships, divided among our service offerings as follows:

Number of Customers

Managed Application Services	340
Managed Infrastructure Services	295
Managed Messaging Services	265

   We derived approximately 2%, 31% and 35% of our revenue from CMGI and CMGI affiliates for the fiscal years ended July 31, 2003, 2002 and 2001, respectively. We derived approximately 21%, 0% and 0% of our revenue from the New York State Department of Labor for the fiscal years ended July 31, 2003, 2002 and 2001, respectively. The contract with the New York State Department of Labor is scheduled to expire in June 2005, but the New York State Department of Labor has the right to terminate the contract at any time by providing us with 60 days notice. Other than CMGI, CMGI affiliates and the New York State Department of Labor, no other customer represented 10% or more of our revenue for the fiscal years ended July 31, 2003, 2002 and 2001. Substantially all of our revenues are derived from, and substantially all of our plant, property and equipment are located in, the United States.

Competition

   We compete in the managed hosting and application services market, the managed infrastructure services market and the managed messaging services market. These markets are fragmented, highly competitive and likely to be characterized by industry consolidation.

   We believe that participants in these markets must grow rapidly and achieve a significant presence to compete effectively. We believe that the primary competitive factors determining success in our markets include:

•	quality of service delivered;

•	ability to consistently measure, track and report operational metrics;

•	application hosting, infrastructure and messaging management expertise;

•	fast, redundant and reliable Internet connectivity;

•	a robust infrastructure providing availability, speed, scalability and security;

•	comprehensive and diverse service offerings and timely addition of value-add services;

•	brand recognition;

•	strategic relationships;

•	competitive pricing; and

•	adequate capital to permit continued investment in infrastructure, customer service and support, and sales and marketing.

   We believe that we compete effectively based on our breadth of service offerings, the strength of our CAM platform, our existing infrastructure capacity and our pricing.

   Our current and prospective competitors include:

•	hosting and related services providers, including Digex Incorporated (a subsidiary of Worldcom, Inc.), Data Return, LLC, Globix Corp., Computer Sciences Corporation and local and regional hosting providers;

•	systems integrators and information technology outsourcing firms, such as SevenSpace Inc., Totality Corp. and BearingPoint, Inc.;

•	application services providers, such as Corio, Inc., USinternetworking, Inc. (USi), Blue Star Systems, Inc. and SureBridge, Inc.;

•	content and electronic software distribution providers, such as Akamai, Inc., Speedera Networks, Inc., Digital River, Inc., Intraware, Inc. and element 5 AG;

•	colocation providers, including Cable & Wireless PLC (which acquired the Exodus and Digital Island businesses), Verio, Inc. (a subsidiary of NTT Communications Corporation), Rackspace, Ltd., Inflow, Inc., Interland, Inc., XO Communications, Inc. and Switch & Data Facilities Company, Inc.; and

•	messaging providers, including Critical Path, Inc., Connectria Corp., Internoded, Inc., USA.net, Inc. and Apptix, ASA.

Employees

   As of December 31, 2003, we had 384 employees. Of these employees, 255 were principally engaged in operations, 49 were principally engaged in sales and marketing, 9 were principally engaged in product development and 71 were principally engaged in general and administration. None of our employees is party to a collective bargaining agreement and we believe our relationship with our employees is good. We also retain consultants and independent contractors on a regular basis to assist in the completion of projects.

Facilities

   Our executive offices are located at 400 Minuteman Road, Andover, Massachusetts. We lease offices and data centers in various cities across the United States and have an office and data center in the United Kingdom. The table below sets forth a list of our leased offices and data centers:

		Square Footage
		Leased
Location	Type	(Approximate)	Lease Expiration

Andover, MA	Office	16,500	March 2006
Andover, MA	Data Center and Office	90,000	January 2012
San Jose, CA	Data Center and Office	66,350	November 2006
La Jolla, CA	Office	16,810	December 2006
Los Angeles, CA	Data Center	34,711	February 2009
San Francisco, CA	Office	6,905	January 2006
Syracuse, NY	Data Center	21,246	November 2008
Syracuse, NY	Office	44,002	December 2007
Syracuse, NY	Office	5,016	May 2009
New York, NY	Office	1,500	February 2004
Chicago, IL	Office	22,413	February 2008
Chicago, IL	Data Center	6,800	January 2009
Oak Brook, IL	Data Center	16,780	September 2009
Herndon, VA	Office	16,611	July 2005
Vienna, VA	Office	22,270	July 2005
Vienna, VA	Data Center and Office	23,715	February 2010
Houston, TX	Data Center and Office	14,772	October 2005
Las Vegas, NV	Data Center	28,560	February 2010
Milwaukee, WI	Data Center	5,200	March 2010

   We have abandoned our administrative space at our La Jolla, California; San Francisco, California; Chicago, Illinois; and Vienna, Virginia offices.

   We also operate, but are not the lessees of, additional data centers in Dallas, Texas; Santa Clara, California; New York, New York; San Francisco, California; and the United Kingdom.

   We believe that these offices and data centers are adequate to meet our foreseeable requirements and that suitable additional or substitute space will be available on commercially reasonable terms, if needed.

Legal Proceedings

   Our legal proceedings are described in note 10(b) to our unaudited consolidated financial statements included in this prospectus.